Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	The Plunkett Group
+1 610-208-3892	Brad Edwards
wrudolph@cartech.com	+1 212-739-6740
brad@theplunkettgroup.com

CARPENTER TECHNOLOGY ADDS TWO DIRECTORS TO ITS BOARD

PHILADELPHIA, Pa. — February 19, 2019 — Carpenter Technology Corporation (NYSE: CRS) announced today that Viola L. Acoff and John Hart have been appointed to the company’s Board of Directors, effective immediately. The Carpenter Board now consists of 12 members, 11 of whom are independent directors.

Dr. Acoff is currently the Associate Dean for Undergraduate and Graduate Programs at The University of Alabama College of Engineering, a position she has held since 2014. For the last 15 years, she has been a professor in the University’s Department of Metallurgical and Materials Engineering, where she also served as Department Head from 2009-2014. Dr. Acoff also led the Department of Chemical and Biological Engineering. Her areas of expertise include additive manufacturing, welding metallurgy, physical metallurgy, titanium and nickel alloys, and materials characterization using electron microscopy. She is a Doctor of Philosophy in Materials Engineering and holds graduate and undergraduate degrees in the same field. All degrees were earned at the University of Alabama at Birmingham.

Dr. Hart is an Associate Professor of Mechanical Engineering at the Massachusetts Institute of Technology (MIT).  He is also the Director of the MIT Laboratory for Manufacturing and Productivity, and the Center for Additive and Digital Advanced Production Technologies. Prior to joining the MIT faculty in 2013, Dr. Hart was Assistant Professor of Mechanical Engineering, Chemical Engineering, and Art and Design at the University of Michigan. Dr. Hart’s areas of expertise include additive manufacturing, advanced materials, machine design, automation, and nanocomposites. He has worked extensively with industry in these areas and has co-founded three startup companies including Desktop Metal. Dr. Hart earned his Master’s and Ph.D. degrees from MIT, and his undergraduate degree from the University of Michigan.

“We welcome both Viola and John to Carpenter Technology’s Board of Directors. Their expertise in the materials, engineering, and additive manufacturing space further supports Carpenter Technology’s strategic objective to be a leading solutions provider across all the markets we serve,” said Gregory A. Pratt, Chairman of the Board.

About Carpenter Technology Corporation

Carpenter Technology Corporation is a leading producer and distributor of premium specialty alloys, including titanium alloys, nickel and cobalt based superalloys, stainless steels, alloy steels and tool steels.  Carpenter’s high-performance materials and advanced process solutions are an integral part of critical applications used within the aerospace, transportation, medical and energy markets, other markets. Building on its history of innovation, Carpenter’s metal powder technology capabilities support a range of next-generation products and manufacturing techniques, including Additive Manufacturing and 3D Printing.  Information about Carpenter can be found at www.cartech.com.